EXHIBIT 5

                          [White & Case LLP Letterhead]



March 11, 1998




The First American Financial Corporation
114 East Fifth Street
Santa Ana, CA 92701

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the "Registration Statement") filed today by The First American Financial Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $100,000,000 in aggregate principal amount of the Company's debt securities (the "Securities"), to be issued under an Indenture, dated as of __________ __, 1998, between the Company and The Wilmington Trust Company, Delaware, as trustee.

     In our opinion, when the Securities have been duly executed, authenticated and delivered against payment therefor, the Securities will be legally issued and will be legally binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                          Very truly yours,



                                          /s/ White & Case LLP

NWR:GPR